Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 5, 2009--Dillard’s, Inc. (NYSE:DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended January 31, 2009. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information.”

Net loss for the 13 weeks ended January 31, 2009 was $149.3 million ($2.03 per share) and includes non-cash pretax asset impairment and store closing charges of $177.9 million ($123.9 million after tax or $1.69 per share) and pretax hurricane-related expenses of $2.9 million ($1.8 million after tax or $0.03 per share) related to losses and remediation expenses incurred as a result of Hurricane Ike which occurred in September of 2008. See further discussion of Asset Impairment and Store Closing Charges below.

Net income for the 13 weeks ended February 2, 2008 was $47.3 million ($0.63 per share). Included in net income for the 13 weeks ended February 2, 2008 are non-cash pretax asset impairment and store closing charges of $16.1 million ($10.1 million after tax or $0.13 per share) and an income tax benefit of $10.3 million ($0.14 per share).

Dillard’s Chief Executive Officer, William Dillard, II, commented, “Due to the continued dramatic economic decline during the fourth quarter, we took aggressive, but costly, action to substantially reduce our inventory position which was down 23% year over year. Our extensive cost reduction measures resulted in a $67.3 million savings but were not enough to offset the significant declines in sales and gross margin that we experienced during the quarter. We remain committed to conserving our cash, managing our inventory, reducing our expenses, and improving our merchandise assortments to emerge a stronger competitor in the long term.”

We highlight the following key points, which we believe are important considerations in light of current macro-economic conditions:

  We maintain a $1.2 billion revolving credit facility with JP Morgan Chase Bank as the lead agent. The credit agreement expires on December 12, 2012 and there are no financial covenants under this facility provided its availability exceeds $100 million. Peak borrowings under the facility during the fourth quarter were $562 million of which $200 million was outstanding at January 31, 2009. Net availability under the facility exceeded $500 million at all times during fiscal 2008. We expect to completely pay down the outstanding borrowings during the first quarter of 2009 before again drawing on the facility, as we have in the past, to fund spring season merchandise purchases.
  Our cash flow from operations for the 52-week period ended January 31, 2009 improved substantially over the prior year, increasing $95.5 million to $349.9 million from $254.4 million.
  We have planned purchases for 2009 conservatively in anticipation of a continued weakened economy. Additionally, we have recently implemented measures to better match receipt of merchandise with customer demand. Both of these efforts are designed to dramatically improve inventory turn, to conserve cash and to position the Company for better gross margin performance.
  Total maturities of long-term debt in 2009 and 2010 combined are less than $26 million.
  We closed 21 under-performing stores during 2008 and we have identified five locations for closure in 2009 to date. We will continually monitor our store base throughout 2009 and we will execute additional closures where appropriate.
  We have substantially reduced capital expenditures by halting capital projects where appropriate. We expect capital expenditures to be approximately $120 million during 2009 compared to $188 million in 2008 and $396 million in 2007. We will begin construction on two stores during 2009. These stores will open in early 2010. There are no planned store openings for fiscal 2009.
  We implemented extensive expense-cutting measures during 2008. Combined with store closures, these initiatives resulted in approximately $133 million of operating expense savings during 2008. We believe these measures could result in additional savings of approximately $200 million during fiscal 2009.
  We own approximately 86% of our total store square footage.

52 Weeks

Net loss for the 52 weeks ended January 31, 2009 was $241.1 million ($3.25 per share) and includes the following items:

  Non-cash pretax asset impairment and store closing charges of $197.9 million ($136.5 million after tax or $1.84 per share). See further discussion of discussion of Asset Impairment and Store Closing Charges below.
  Pretax hurricane-related expenses of $7.3 million ($4.6 million after tax or $0.06 per share) related to losses and remediation expenses incurred as a result of Hurricane Ike which occurred in September of 2008.
  A pretax gain on disposal of assets of $24.6 million ($15.5 million after tax or $0.21 per share) primarily related to the sale of a store in San Antonio, Texas ($7.2 million) and the sale of an airplane ($17.6 million).

Net income for the 52 weeks ended February 2, 2008 was $53.8 million ($0.68 per share) and included the following items:

  A non-cash $20.5 million pretax charge ($12.8 million after tax or $0.16 per share) for asset impairment and store closing charges related to certain stores.
  An $18.2 million pretax gain ($11.5 million after tax or $0.14 per share) related to reimbursement for inventory and property damages incurred during the 2005 hurricane season.
  A $12.0 million income tax benefit ($0.15 per share) primarily due to state administrative settlement, federal credits and the change in a capital loss valuation allowance.

Revenues

Net sales for the 13 weeks ended January 31, 2009 were $2.039 billion compared to net sales for the 13 weeks ended February 2, 2008 of $2.163 billion. Total merchandise sales declined 9% during the 13-week period. Merchandise sales in comparable stores declined 8%.

Net sales for the 52 weeks ended January 31, 2009 were $6.831 billion compared to net sales for the 52 weeks ended February 2, 2008 of $7.207 billion. Total merchandise sales declined 6% during the 52-week period. Merchandise sales in comparable stores declined 7%.

Gross Margin/Inventory

Gross margin from retail operations declined by 7.1% of sales during the 13 weeks ended January 31, 2009 as the Company responded to a notably weak consumer demand by increasing markdown activity. In anticipation of the weakened economy, the Company purchased substantially less inventory for the fall season. These combined efforts resulted in a 23% decline in inventory year over year. Inventory in comparable stores declined 20% as of January 31, 2009 compared to February 2, 2008. Gross margin declined by 4.0% of sales during the 52 weeks ended January 31, 2009.

Dillard’s remains committed to conservatively managing its inventory during this difficult economic environment and, accordingly, will continue its conservative posture with regard to merchandise purchases for 2009. Additionally, the Company has recently implemented measures to better match receipt of merchandise with customer demand. Both of these efforts are designed to dramatically improve inventory turn, to conserve cash and to position the Company for better gross margin performance.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general (“operating expenses”) expenses declined $67.3 million during the fourth quarter and $132.6 million during fiscal 2008 primarily as a result of the Company’s dramatic expense savings measures combined with recent store closures. Notable areas of savings during the fourth quarter were payroll, advertising, utilities and services purchased. Management believes recent expense saving initiatives combined with savings from store closures could provide additional operating expense savings of approximately $200 million in 2009.

Interest and Debt Expense

Net interest and debt expense declined $3.3 million for the 13 weeks ended January 31, 2009 compared to the 13 weeks ended February 2, 2008 primarily due to lower average interest rates and lower average debt outstanding. Interest and debt expense was $21.7 million and $25.0 million during the 13 weeks ended January 31, 2009 and February 2, 2008, respectively. Interest and debt expense for the 52 weeks ended January 31, 2009 declined $2.7 million to $88.8 million from $91.5 million during the 52 weeks ended February 2, 2008.

As of January 31, 2009, short-term borrowings of $200 million and letters of credit totaling $92.9 million were outstanding under the Company’s revolving credit facility.

Asset Impairment and Store Closing Charges

The Company recorded non-cash pretax charges of $177.9 million ($123.9 million after tax or $1.69 per share) for asset impairment and store closing costs for the 13 weeks ended January 31, 2009. These charges consisted of a write-off of goodwill on seven stores totaling $31.9 million, a write-down of investment in two mall joint ventures of $58.8 million and a write-down of property and equipment in 18 operating stores totaling $54.2 million and 12 closed or closing stores totaling 33.0 million. Non-cash pretax asset impairment and store closing charges for the 52 weeks ended January 31, 2009 were $197.9 million ($136.5 million after tax or $1.84 per share) and included the above-mentioned activity in addition to $20.0 million of write-downs regarding nine properties which were closed by January 31, 2009.

CDI Contractors, LLC.

Operating results for the 13 weeks ended January 31, 2009 reflect the operations of CDI Contractors, LLC, (“CDI”) a former equity method joint venture investment. The Company purchased the remaining 50% interest of CDI on August 29, 2008. The operations of CDI did not have a material impact on the operating results of the Company for the 13 weeks ended January 31, 2009. Notably, the increase in accounts receivable from $10.9 million at February 2, 2008 to $88.0 million at January 31, 2009 is primarily due to the consolidation of CDI.

Store Information

During the fourth quarter, Dillard’s closed the following store locations:

Center	City	Square Feet
Metro North Mall	Kansas City, MO	161,000
Hickory Hollow Mall	Nashville, TN	200,000
Valley View Mall	Dallas, TX	300,000
Boulevard Mall	Las Vegas, NV	200,000
Palm Beach Mall	West Palm Beach, FL	200,000
Columbia Place	Columbia, SC	180,000
Macon Mall	Macon, GA	175,000
Crossroads Mall	Oklahoma City, OK	124,000
Northwest Plaza	St. Ann, MO	209,000

Dillard’s has identified five locations for closure during 2009 to date and remains committed to closing under-performing stores under the right terms.

At January 31, 2009, the Company operated 306 Dillard’s locations and 9 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	13-Week Period Ended

	January 31, 2009		February 2, 2008

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$ 2,038.9	-	$ 2,162.5	-
Total revenues	2,082.3	102.1%	2,208.1	102.1%
Cost of sales	1,533.6	75.2	1,461.2	67.6
Advertising, selling, administrative and general expenses	481.8	23.6	549.1	25.4
Depreciation and amortization	72.1	3.5	74.1	3.4
Rentals	17.4	0.9	19.3	0.9
Interest and debt expense, net	21.7	1.1	25.0	1.2
Loss (gain) on disposal of assets	0.7	0.0	(0.3)	0.0
Asset impairment and store closing charges	177.9	8.7	16.1	0.7
(Loss) income before income taxes and equity in earnings of earnings of joint ventures	(222.9)	(10.9)	63.6	2.9
Income taxes (benefit)	(76.0)		11.8
Equity in earnings of joint ventures	(2.4)	(0.1)	(4.5)	(0.2)
Net (loss) income	$ (149.3)	(7.3)%	$ 47.3	2.2%

Basic (loss) earnings per share	$ (2.03)		$ 0.63
Diluted (loss) earnings per share	$ (2.03)		$ 0.63
Basic weighted average shares	73.5		75.2
Diluted weighted average shares	73.5		75.2

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	52-Week Period Ended

	January 31, 2009		February 2, 2008

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$ 6,830.5	-	$ 7,207.4	-
Total revenues	6,988.4	102.3%	7,370.8	102.3%
Cost of sales	4,827.8	70.7	4,786.7	66.4
Advertising, selling, administrative and general expenses	1,932.7	28.3	2,065.3	28.7
Depreciation and amortization	284.3	4.2	298.9	4.2
Rentals	61.5	0.9	60.0	0.8
Interest and debt expense, net	88.8	1.3	91.5	1.3
Gain on disposal of assets	(24.6)	(0.4)	(12.6)	(0.2)
Asset impairment and store closing charges	197.9	2.9	20.5	0.3
(Loss) income before income taxes and equity in earnings of joint ventures	(380.0)	(5.6)	60.5	0.8
Income taxes (benefit)	(140.5)		13.0
Equity in earnings of joint ventures	(1.6)	0.0	6.3	0.1
Net (loss) income	$ (241.1)	(3.5)%	$ 53.8	0.7%

Basic (loss) earnings per share	$ (3.25)		$ 0.69
Diluted (loss) earnings per share	$ (3.25)		$ 0.68
Basic weighted average shares	74.3		78.4
Diluted weighted average shares	74.3		79.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	January 31,	February 2,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$ 96.8	$ 88.9
Accounts receivable	88.0	10.9
Merchandise inventories	1,374.4	1,779.3
Federal income tax	74.4	-
Other current assets	53.1	66.1
Total current assets	1,686.7	1,945.2

Property and equipment, net	2,973.2	3,190.4
Goodwill	-	31.9
Other assets	85.9	170.6

Total Assets	$ 4,745.8	$ 5,338.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$ 643.0	$ 753.3
Current portion of long-term debt and capital leases	27.2	199.1
Other short-term borrowings	200.0	195.0
Federal and state income taxes including current deferred taxes
	43.5	36.8
Total current liabilities	913.7	1,184.2

Long-term debt and capital leases	781.8	785.9
Other liabilities	220.9	217.4
Deferred income taxes	378.3	436.5
Guaranteed preferred beneficial interests in the Company's subordinated debentures
	200.0	200.0
Stockholders' equity	2,251.1	2,514.1

Total Liabilities and Stockholders' Equity	$ 4,745.8	$ 5,338.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Millions)

	52 Weeks Ended
	January 31, 2009	February 2, 2008
Operating activities:
Net (loss) income	$(241.1)	$53.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	286.2	300.8
Excess tax benefits from share-based compensation	-	(0.3)
Deferred income taxes	(54.6)	(2.4)
(Gain) loss on disposal of property and equipment	(24.6)	1.5
Asset impairment and store closing charges	197.9	20.5
Loss on disposal of hurricane assets	3.9	-
Gain from hurricane insurance proceeds	-	(18.2)
Proceeds from hurricane insurance	-	5.9
Changes in operating assets and liabilities:
Increase in accounts receivable	(4.3)	(0.4)
Decrease (increase) in merchandise inventories	404.2	(7.1)
Decrease (increase) in other current assets	5.4	(7.4)
Decrease (increase) in other assets	12.0	(4.2)
Decrease in trade accounts payable and accrued expenses, other liabilities and income taxes	(235.1)	(88.1)
Net cash provided by operating activities	349.9	254.4
Investing activities:
Purchase of property and equipment	(189.5)	(396.3)
Proceeds from disposal of property and equipment	67.1	48.2
Acquisition, net of cash acquired	4.3	-
Proceeds from hurricane insurance	-	16.1
Net cash used in investing activities	(118.1)	(332.0)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(199.5)	(104.2)
Purchase of treasury stock	(17.4)	(111.6)
Cash dividends paid	(11.9)	(12.5)
Increase in short-term borrowings	5.0	195.0
Payment on line of credit fees and expenses	(0.1)	(0.5)
Proceeds from issuance of common stock	-	6.0
Excess tax benefits from share-based compensation	-	0.3
Net cash used in financing activities	(223.9)	(27.5)
Increase (decrease) in cash and cash equivalents	7.9	(105.1)
Cash and cash equivalents, beginning of year	88.9	194.0
Cash and cash equivalents, end of year	$96.8	$88.9
Non-cash transactions:
Accrued (prepaid) capital expenditures	$1.7	$(0.5)
Property and equipment financed by note payable	23.6	-
Sale of property financed by note receivable	1.3	-
Stock awards	2.1	-

Other Information
(In Millions)

	January 31,	February 2,
	2009	2008

Square footage	54.2	56.3
Capital expenditures
13 weeks ended	$16.8	$56.6
52 weeks ended	188.4	395.6

Estimates for 2009

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 30, 2010 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In Millions
	2009	2008
	Estimated	Actual

Depreciation and amortization	$262	$284
Rental expense	56	62
Interest and debt expense, net	81	89
Capital expenditures	120	188

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in changes in prices and availability of oil and natural gas; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations or obtain credit; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its report on From 10-K for the fiscal year ended February 2, 2008, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965